Exhibit 10.2

TERM NOTE

$15,000,000.00	Roanoke, Virginia
March 30, 2012

FOR VALUE RECEIVED, the undersigned ROANOKE GAS COMPANY (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 201 South Jefferson Street, 2nd Floor, Roanoke, Virginia, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000.00), with interest thereon as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Virginia are authorized or required by law to close.

(b) “Fixed Rate Term” means a period of one (1) month, as designated by Borrower, during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that (i) the initial Fixed Rate Term shall commence on the date this Note is disbursed, (ii) each successive Fixed Rate Term shall commence automatically, and without notice to or consent from Borrower, on the first Business Day following the date on which the immediately preceding Fixed Rate Term matures, and (iii) if, on the first Business Day of the last Fixed Rate Term applicable hereto the remaining term of this Note is less than one (1) month, said Fixed Rate Term shall be in effect only until the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(d) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be sixty-nine hundredths percent (0.69%) above LIBOR in effect on the first day of each Fixed Rate Term. With respect to each Fixed Rate Term hereunder, Bank is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing April 30, 2012.

(d) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3%) above the rate of interest from time to time applicable to this Note.

REPAYMENT:

(a) Repayment. Principal shall be due and payable in full on March 31, 2013.

(b) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 30, 2012, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(d) Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

ROANOKE GAS COMPANY

By:	/s/ John B. Williamson, III
John B. Williamson, III Chief Executive Officer, President, Chairman of the Board

By:	/s/ Dale P. Lee
Dale P. Lee, Vice President and Corporate Secretary